EXHIBIT 5.1

RRI ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 {713} 226-6000 Phone {713} 228-1331 Fax porterhedges.com

February 3, 2011

Offshore Group Investment Limited

c/o Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel for Offshore Group Investment Limited, a Cayman Islands exempted company (the “Company”), Vantage Drilling Company, a Cayman Islands exempted company (the “Parent”), and certain of their subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer to exchange (the “Exchange Offer”) (i) up to $1,000,000,000 aggregate principal amount of the Company’s 11 1/2% Senior Secured First Lien Notes due 2015 (the “Exchange Notes”) for a like principal amount of the Company’s outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of the Parent and certain subsidiaries of the Company and the Parent listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Outstanding Notes and the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of July 30, 2010, among the Company, the Parent, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof (collectively, the “Indenture”). Capitalized terms used, but not defined, herein shall have the meaning given such terms in the Indenture.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Registration Rights Agreement, (iv) the certificates of incorporation, memorandums and articles of association, bylaws or other organizational documents of the Company, the Parent and the Subsidiary Guarantors and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and assuming that (i) the Indenture has been duly authorized,

Offshore Group Investment Limited

February 3, 2011

executed and delivered by, and represents the valid and binding obligation of, the Company, the Parent, the Subsidiary Guarantors, and the Trustee, (ii) the Exchange Notes have been duly authorized by the Company and the Guarantees have been duly authorized by the Parent and the Subsidiary Guarantors, (iii) the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and (iv) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal consideration as we deem relevant, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed by the Company, the Parent and the Subsidiary Guarantors, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of the Parent and the Subsidiary Guarantors. With respect to the opinions relating to matters of due authorization for certain entities organized under the laws of the Cayman Islands, we have assumed the matters set forth in the opinion of Maples and Calder.

Our opinions expressed above are subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfer or conveyance) and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, (a) we express no opinion regarding the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts and (b) certain of the waivers included in the Indenture relating to the guarantees by the Subsidiary Guarantors may be unenforceable in whole or in part.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes, the execution and delivery by the Parent and each of the Subsidiary Guarantors of the Indenture, the performance by the Company, the Parent and each of the Subsidiary Guarantors of its obligations under the Indenture and the Exchange Notes, do not and will not violate or constitute a default under their respective organizational documents or any agreement or instrument to which the Company, the Parent or any Subsidiary Guarantor or their respective properties are subject.

Members of Porter Hedges LLP are members of the bar of the State of Texas and the bar of the State of New York. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Delaware and the laws of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Offshore Group Investment Limited

February 3, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP